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                                                                   EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement"), including the attached Exhibit A, is entered into between NATCO Group Inc., a Delaware corporation, having offices at 2950 N. Loop West, Suite 700, Houston, Texas 77092 ("Company"), and John U. Clarke, an individual residing in Houston, Texas ("Employee"), to be effective as of December 7, 2004 (the "Effective Date").

Company is desirous of securing the services of Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering employment with the Company or a subsidiary thereof pursuant to such terms and conditions and for such consideration. Therefore, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Employee agree as follows:

                        ARTICLE 1: EMPLOYMENT AND DUTIES

         1.1. Company shall employ, or shall cause a subsidiary to employ, Employee, and Employee shall be employed by Company or such subsidiary, beginning as of the Effective Date of this Agreement and continuing until the date set forth on Exhibit A (the "Term"), subject to the terms and conditions of this Agreement. This Agreement will expire by its own terms and the Employee will automatically become an employee at will and be included in all general employment and benefit arrangements at the end of the Term unless the Company notifies Employee of its intention to extend the Term (such notice to include the length of the intended extension) at least 60 days prior to the expiration of the Term and Employee accepts such extension within 10 days of receipt of such notice.

         1.2. Employee shall be employed in the position(s) set forth on Exhibit A. Employee agrees to serve in the assigned position(s) and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Company, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Company. Employee shall at all times comply with and be subject to such policies and procedures as Company may establish from time to time.

         1.3. Employee shall, during the period of Employee's employment by Company or a subsidiary, devote Employee's full business time, energy, and best efforts to the business and affairs of Company and its subsidiaries and affiliated entities. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Company, or requires any significant portion of Employee's business time. The activities described as "permitted activities" on Exhibit A shall not be deemed a violation of this Section 1.3.

         1.4. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and its subsidiaries and to do no act which would injure Company's business, its interests or its reputation. Employee agrees to comply with the policies and procedures as described and contained in Company's Business Ethics Policies and related policies, copies of which have been provided to Employee.

                      ARTICLE 2: COMPENSATION AND BENEFITS

         2.1. Employee shall be paid base salary and bonus and shall accrue vacation as set forth on Exhibit A. Employee's base salary shall be paid in bi-weekly installments in accordance with Company's or the employing subsidiary's standard payroll practice, and (as with all other payments made to Employee by Company or such subsidiary) is subject to withholding of all federal, state, city or other taxes as may be required by law.

         2.2. While employed by Company or a subsidiary (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Company or such subsidiary, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Company or such subsidiary to all or substantially all of its or their employees. Such benefits, plans and programs may include, without limitation, medical, dental care, life insurance, disability protection

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and qualified plans. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs, except as may be approved by Company's Governance, Nominating & Compensation Committee (or successor committee with responsibility for the compensation function) and/or Board of Directors.

         2.3. Employee shall receive the grants and awards of restricted stock and options as, and on the dates specified in Exhibit A, subject to his continued employment on the date of grant. Employee shall be eligible to participate in the Company's long-term incentive plans and Company's annual incentive plan currently maintained or hereafter maintained by Company or a subsidiary for its officers as a group. Any such grants, awards or participation shall be subject to separate agreements containing the terms and provisions applicable to each such grant, award or participation as provided in the applicable incentive plan and by the committee administering such plan.

         2.4. Company shall not by reason of this Article 2 be obligated to institute, maintain or refrain from changing, amending or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions or inactions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Company, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Company.

         2.5. Company may withhold from any compensation, benefits or amounts payable under this Agreement all federal, state, city or other taxes as may be required by law.

         2.6. Company shall pay up to $2,500 in moving expenses to move Employee's office furniture and effects to the Company's headquarters. Such personal items shall remain the property of Employee.

                                   ARTICLE 3:
    TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION

         3.1. Notwithstanding any other provisions of this Agreement, Company shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

                  (a) For "cause" upon the determination by the Company's independent directors of the Board who are neither employees of nor Affiliated with Company or any subsidiary of Company apart from his or her capacity as a member of the Board and any Board committee and who otherwise have no interest in such determination ("Independent Directors") that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(a), the term "cause" shall mean (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; or (ii) Employee's final conviction of a felony or of a misdemeanor involving moral turpitude; (iii) Employee's involvement in a conflict of interest as referenced in Sections 1.3 and 1.4 with respect to which Company makes a good faith determination to terminate the employment of Employee; or (iv) Employee's material breach of any material provision of this Agreement which remains uncorrected for 30 days following written notice to Employee by Company of such breach. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Company is delegated to the Independent Directors of the Board of Company for determination;

                  (b) For any other reason whatsoever, with or without cause, in the sole discretion of the Company's Independent Directors of the Board;

                  (c) Upon Employee's death; or

                  (d) To the extent allowed by law, upon Employee's becoming incapacitated by accident, sickness or other circumstance which renders him or her mentally or physically incapable of performing the duties and services required of Employee, as determined in good faith by Company.


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The termination of Employee's employment by Company prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(a); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Company prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1(b); the effect of such termination is specified in Section 3.6(a). The effect of the employment relationship being terminated pursuant to Section 3.1(c) or (d) as a result of Employee's death or disability is specified in
Section 3.6(b).

         3.2. Notwithstanding any other provisions of this Agreement except
Section 8.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

                  (a) A material breach by Company of any material provision of this Agreement or the occurrence of an Involuntary Termination as defined in Section 3.5 which remains uncorrected for 30 days following written notice of such breach by Employee to Company; or

                  (b) For any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to
Section 3.2(a); the effect of such termination is specified in Section 3.6(a). The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(b); the effect of such termination is specified in Section 3.3.

         3.3. Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee would have been entitled and all future benefits for which Employee would have been eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary and accrued benefits through the date of such termination, but Employee shall not be entitled to any bonuses or incentive compensation not yet paid at the date of such termination.

         3.4. If Employee's employment hereunder shall be terminated by Company for Cause prior to expiration of the Term, all future compensation to which Employee would have been entitled and all future benefits for which Employee would have been eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary and accrued benefits through the date of such termination, but Employee shall not be entitled to any bonuses or incentive compensation not yet paid at the date of such termination.

         3.5. As used in this Agreement, "Involuntary Termination" shall also mean termination of Employee's employment with Company if such termination results from termination by Employee within 90 days of and in connection with or based upon any of the following:

                  (a) A substantial and/or material reduction in the nature or scope of Employee's duties and/or responsibilities as such duties are constituted as of the effective date of this Agreement or later agreed to by Employee and Company, or if Employee is no longer an executive officer of the Company as defined as Section 16b in SEC regulations, which reduction remains in place and uncorrected for 30 days following written notice of such breach to Company by Employee;

                  (b) A reduction in Employee's base pay (except as part of a general cutback for all employees or officers);

                  (c) A change in the location for the primary performance of Employee's services under this Agreement from the city in which Employee was serving at the time of notification to a city which is more than 100 miles away from such location, which change is not approved by Employee.

                  3.6. Upon any Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term, Employee shall be entitled to receive pro rata base salary and benefits (including payment for accrued, but unused, vacation) through the date of termination. Depending upon the type of Involuntary Termination, Employee or his estate may be entitled to additional compensation and/or benefits, as described below.


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                  (a) Upon an Involuntary Termination of the employment
         relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b), 3.2(a) or 3.5, Employee shall be entitled, after execution of a Waiver and Release Agreement in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to (i) the sum of one year's annual base salary payable as follows: half of the base salary shall be paid within 30 days of the termination date; the remaining half shall be paid at the end of the 6-month period following the termination date;
         (ii) the amount of the target bonus compensation earned by Employee under any applicable bonus plan then in effect in accordance with its terms through the date of termination, based on Company performance through such date and prorated by multiplying such bonus compensation by the fraction obtained by dividing the number of days in the year through the date of termination by 365, payable as follows: half of target bonus amount shall be paid within 30 days of the termination date; the remaining half shall be paid at the end of the 6-month period following the termination date; (iii) the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of one year following the date of termination to Employee and Employee's family at least equivalent to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of Company as in effect and applicable generally to other peer executives and their families at the date of termination, at the election of Employee; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and (iv) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan.

                  (b) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(c) or (d), Employee or his beneficiary's shall be entitled to (i) cash in the amount of the target bonus compensation earned by Employee under any applicable bonus plan then in effect in accordance with its terms through the date of termination, based on Company performance through such date and prorated by multiplying such bonus compensation by the fraction obtained by dividing the number of days in the year through the date of termination by 365, payable no later than 90 days following the date of termination; and (ii) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan.

                  (c) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b), 3.2(a) or 3.5 within 12 months following a Change of Control, Employee shall be entitled, after execution of a Waiver and Release Agreement in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), (i) to the sum of 1.5 times one year's annual base salary payable as follows: half of the base salary shall be paid within 30 days of the termination date; the remaining half shall be paid at the end of the 6-month period following the termination date;
         (ii) a lump sum cash amount equal to the product of 1.5 times the target bonus compensation at the greater of (A) the target bonus compensation in effect at the time notice of termination is given or
         (B) the target bonus compensation in effect immediately preceding the Change of Control Date, payable as follows: half of target bonus amount shall be paid within 30 days of the termination date; the remaining half shall be paid at the end of the 6-month period following the termination date; (iii) the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of 18 months following the date of termination to Employee and Employee's family at least equivalent to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of Company as in effect and applicable generally to other peer executives and their families at the date of termination, at the election of Employee, or the cash-equivalent thereof; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and (iv) any bonus compensation


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         that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan. In addition, notwithstanding the terms of the any related incentive plan or agreement, or any award agreement evidencing awards of stock options or restricted stock to purchase stock of Company, in the event of a Change of Control while Employee is employed by Company, all outstanding stock options held by Employee shall fully vest as of the Change of Control Date and become immediately exercisable in accordance with their terms and all restrictions on any restricted stock of Company held by Employee shall lapse as of the Change of Control Date, and any such stock options shall be exercisable for 12 months after the date of termination, unless the term of the stock options expires before the end of such longer period, in which case the stock option shall be exercisable until the expiration of its term.

                  (d) Upon an Involuntary Termination of the employment relationship by either Company or Employee prior to expiration of the Term pursuant to Section 3.1(b), 3.2(a) or 3.5 within 6 months prior to a Change of Control, Employee shall be entitled, after execution of a Waiver and Release Agreement in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), (i) to the sum of 1.5 times one year's annual base salary payable as follows: the full amount of such payment shall be paid at the end of the 6-month period following the termination date, with the amount of such payment to be offset by any payment Employee has previously received under Section 3.6(a)(i); (ii) a lump sum cash amount equal to the product of 1.5 times the target bonus compensation at the greater of
         (A) the target bonus compensation in effect at the time notice of termination is given or (B) the target bonus compensation in effect immediately preceding the Change of Control Date, payable as follows: the full amount of such payment shall be paid at the end of the 6-month period following the termination date, with the amount of such payment to be offset by any payment Employee has previously received under Section 3.6(a)(ii); (iii) the continuation of the provision of health insurance, dental insurance and life insurance benefits for a period of 18 months following the date of termination to Employee and Employee's family at least equivalent to and to the same extent as those which would have been provided to them in accordance with this Employment Agreement and the plans, programs, practices and policies of Company as in effect and applicable generally to other peer executives and their families at the date of termination, at the election of Employee, or the cash-equivalent thereof; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility; and (iv) any bonus compensation that has been earned under the bonus plan, the payment of which has been deferred under the terms of the bonus plan, will be paid to Employee in accordance with the terms of the bonus plan. In addition, Employee shall receive a cash payment, (x) with respect to any stock option that is forfeited as of the date of his termination of employment, equal to the difference between the closing price of the Company stock as of the Change of Control Date and such option's exercise price (or, if the term of such option would have expired before the Change of Control Date, the difference between the closing price of the Company stock as of the date of such option's expiration date and such option's exercise price) and (y) with respect to any restricted stock that is forfeited as of the date of his termination of employment, equal to the closing price of such stock as of the Change of Control Date, with such payment to be made within 30 days of the Change of Control Date.

                  (e) "Change of Control" of Company shall occur if: (1) Company merges or consolidates with any other entity (other than one of NATCO Group Inc.'s majority owned subsidiaries) and the shareholders of NATCO Group Inc. own less than 50% of the surviving entity; (2) Company sells all or substantially all of its assets to any other person or entity (other than (i) a sale of equity interests in NATCO Group Inc. or (ii) a sale of assets to another majority owned subsidiary of NATCO Group Inc. and in connection therewith Employee becomes employed by such subsidiary, NATCO Group Inc. or a partnership in which NATCO Group Inc. is the general partner); (3) Company is dissolved or liquidated; (4) any third person or entity together with its Affiliates (including a "group" as contemplated by Paragraph 13(d)(3) of the Securities Exchange Act of 1934, as amended) shall become, directly or indirectly, the Beneficial Owner of greater than 50% of the voting stock of Company, based upon voting power (except as the result of a distribution of the voting securities of the Company to the shareholders); or (5) during such time as Company has a class of Voting Securities registered under the Securities Exchange Act of 1934, the individuals who constituted the members of the Company's Board of Directors ("Incumbent Board") upon the effective date of such registration cease for any reason to


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         constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company stockholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this subclause (5), considered as though such person were a member of the Incumbent Board.

                  (f) "Change of Control Date" shall mean the day on which a Change of Control becomes effective.

                  (g) Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and, except as provided in Section 6.2, the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.6 are Employee's sole and exclusive rights against Company, or its Affiliates, and Company's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee, to the extent permitted by law, covenants not to sue or lodge any claim, demand or cause of action against Company for any sums for Involuntary Termination other than those sums specified in this Section 3.6.

         3.7. In all cases, the payments payable to Employee under Section 3.6 of this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans and policies of Company, or its Affiliates.

         3.8. Termination (including expiration of the Term) of the employment relationship does not terminate those obligations imposed by this Agreement, which are continuing obligations, including, without limitation, Employee's obligations under Articles 5 and 6. Upon termination, Employee shall promptly return all property of the Company and its Affiliates to the Company, including books, records, computer files, etc.

         3.9. Limitation of Benefits.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by Company to or for the benefit of Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment shall be reduced to the extent necessary to avoid the imposition of the Excise Tax. Company may select the Payments to be limited or reduced.

                  (b) All determinations required to be made under this Section 3.9, including whether an Excise Tax would otherwise be imposed and the assumptions to be utilized in arriving at such determination, shall be made by Independent Tax Counsel which shall provide detailed supporting calculations both to Company and Employee within 15 business days of the receipt of notice from Employee that a Payment is due to be made, or such earlier time as is requested by Company. For purposes of this paragraph, "Independent Tax Counsel" will mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation, who will be selected by Company and will be reasonably acceptable to Employee, and whose fees and disbursements will be paid by Company. Any determination by the Independent Tax Counsel shall be binding upon Company and Employee. If, as a result of any uncertainty in the application of Section 4999 of the Code at the time the initial determination is made by the Independent Tax Counsel hereunder, Payments hereunder have been unnecessarily limited by this Section 3.9 ("Underpayment"), consistent with the calculations required to be made hereunder, then the Independent Tax Counsel shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be properly paid by Company to or for the benefit of Employee. If, however, Payments hereunder have not been sufficiently limited by this Section 3.9, consistent with the calculations required to be made hereunder, to prevent the imposition of an Excise Tax upon Employee (the "Overpayment"), then Employee shall notify Company in writing within 15 days of any claim by the Internal Revenue Service, that, if successful, would require the payment by Employee of any Excise Tax,


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         and the Independent Tax Counsel shall determine the amount of
         Overpayment that has occurred and any such Overpayment shall be properly refunded by Employee by or for the benefit of Company so as to properly prevent the imposition of the Excise Tax.

                                   ARTICLE 4:
CONTINUATION OF EMPLOYMENT BEYOND TERM; TERMINATION AND EFFECTS OF TERMINATION

         4.1. Should Employee remain employed by Company or a subsidiary beyond the expiration of the Term of this Agreement, and this Agreement has not been extended by Company, the employer-employee relationship shall be employment at will, terminable at any time by either Company, its employing subsidiary or Employee for any reason whatsoever, with or without cause.

         ARTICLE 5: OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS

         5.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Company or a subsidiary (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's or such subsidiary's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company or its subsidiary. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries and inventions are and shall be the sole and exclusive property of Company or its subsidiary.

         5.2. Employee acknowledges that the business of Company and its Affiliates is highly competitive and that its strategies, methods, books, records and documents, its technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning its customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special and unique assets which Company or its Affiliates use in its or their business to obtain a competitive advantage over its or their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Company and its Affiliates in maintaining its and their competitive position. Employee acknowledges that under this Agreement, Employee is being given access to confidential business information and trade secrets of Company and its Affiliates, and Employee hereby agrees that Employee will not, at any time during or after his or her employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its Affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder, or as may be required by law. NATCO Group Inc. and its Affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Company or a subsidiary, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint-venturers and the like, of Company and its Affiliates. Employee also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as confidential business information and trade secrets of the Company and its Affiliates. Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Employee, and Company shall be entitled to enforce the provisions of this Article 5 to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Employee and his or her agents involved in such breach.

             ARTICLE 6: POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS

         6.1. As part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Company to enter into this Agreement, and in particular Company's agreement to the protections contained in Section 3.6, Company and Employee agree to the non-competition provisions of this Article 6


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during the term of this Agreement. Employee agrees that during the period of
Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Company or any of its Affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous 12 months conducted any business:

                  (a) engage in any business competitive with the business conducted by Company or its Affiliates;

                  (b) render advice or services to, or otherwise assist, any other person, association or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Company or its Affiliates; or

                  (c) induce any employee of Company or any of its Affiliates to terminate his or her employment with Company or its Affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not Affiliated with Company or its Affiliates. These non-competition obligations shall continue for a period of one year after termination of this employment relationship.

         6.2. Employee understands that the foregoing restrictions may limit his or her ability to engage in certain businesses during the 12-month period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owed to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

         6.3. It is expressly understood and agreed that Company and Employee consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                           ARTICLE 7: INDEMNIFICATION

         7.1 If, at any time during or after the Term of this Agreement, Employee is made a party to, or is threatened to be made a party in, any civil, criminal or administrative action, suit or proceeding by reason of the fact that Employee is or was a director, officer, employee or agent of Company, or of any other corporation or any partnership, joint venture, trust or other enterprise for which Employee served as such at the request of Company, then Employee shall be indemnified by Company, to the fullest extent permitted under applicable law, against expenses actually and reasonably incurred by Employee or imposed on Employee in connection with, or resulting from, the defense of such action, suit or proceeding, or in connection with, or resulting from, any appeal therein if Employee acted in good faith and in a manner Employee reasonably believed to be in or not opposed to the best interest of Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Employee's conduct was unlawful, except with respect to matters as to which it is adjudged that Employee is liable to Company or to such other corporation, partnership, joint venture, trust or other enterprise for gross negligence or willful misconduct in the performance of the Employee's duties. As used herein, the term "expenses" shall include all obligations actually and reasonably incurred by the Employee for the payment of money, including, without limitation, attorney's fees, judgments, awards, fines, penalties and amounts paid in satisfaction of a judgment or in settlement of any such action, suit or proceeding, except amounts paid to Company or such other corporation, partnership, joint venture, trust or other enterprise by Employee. The foregoing indemnification provisions shall be in addition to any other rights to indemnification to which Employee may be entitled under any officers' and directors' liability insurance maintained by Company or pursuant to any separate agreement between Employee and Company with respect to indemnification.

                            ARTICLE 8: MISCELLANEOUS

         8.1. The following terms shall have the meanings ascribed to them below for purposes of this Agreement:

                  (a) "Affiliates" or "Affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Company.

                  (b) "Involuntary Termination Date" shall mean Employee's last date of employment by reason of an Involuntary Termination.

         8.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to Company, to:

         NATCO Group Inc.
         2950 N. Loop West
         Houston, Texas 77092
         Attention: Chairman of the Governance,
                    Nominating & Compensation Committee

If to Employee, to:

         John U. Clarke
         3850 Del Monte
         Houston, Texas 77019

Either Company or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         8.3. This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another state or country.

         8.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8.5. If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 5, Section 5.2, or Article 6, Section 6.1, and if the dispute cannot be settled through direct discussions, then Company and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Thereafter, the matter shall be submitted to binding arbitration as follows:

         ANY DISPUTE, CLAIM, OR CONTROVERSY ARISING OUT OF OR RELATED IN ANY WAY TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ITS ENFORCEABILITY, VALIDITY, OR INTERPRETATION, OR RELATED IN ANY WAY TO EMPLOYEE'S EMPLOYMENT WITH COMPANY OR A SUBSIDIARY THAT IS NOT FIRST RESOLVED BY AGREEMENT OR MEDIATION AS PROVIDED ABOVE, SHALL BE SUBMITTED TO AND RESOLVED BY BINDING ARBITRATION WITH THE AMERICAN ARBITRATION ASSOCIATION ("AAA") IN HOUSTON, TEXAS, IN ACCORDANCE WITH THE AAA'S APPLICABLE RULES TO THE RESOLUTION OF EMPLOYMENT DISPUTES. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. IT IS SPECIFICALLY AGREED THAT THE ARBITRATION PROVISION SHALL BE BINDING ON EMPLOYEE'S HEIRS, ADMINISTRATORS, AND PERSONAL REPRESENTATIVES. THE PARAGRAPH SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT. NOTHING CONTAINED IN THE AGREEMENT SHALL PREVENT COMPANY FROM SEEKING INJUNCTIVE RELIEF AGAINST EMPLOYEE FOR VIOLATION OF ANY AGREEMENT PERTAINING TO NON-COMPETITION, TRADE SECRETS OR CONFIDENTIALITY.

Company shall pay all costs of such mediation and binding arbitration, exclusive of Employee's legal fees.

         8.6. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         8.7. This Agreement shall be binding upon and inure to the benefit of Company and any other person, association or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation or otherwise. Company may assign this Agreement to any Affiliate or any other entity of NATCO Group Inc. Employee's rights and obligations under this Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company.

         8.8. There exist other agreements between Company and Employee relating to the employment relationship between them, e.g., the agreement with respect to Company policies contained in Company's Business Ethics Policies and agreements with respect to indemnification and incentive matters. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Company and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement or promise relating to the employment of Employee by Company that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Company.


IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

NATCO GROUP INC.



By:
   ------------------------------------------
     George K. Hickox, Jr.
     Chairman of the Governance, Nominating &
       Compensation Committee of the
       NATCO Group Inc. Board of Directors

This 10th day of December 2004

JOHN U. CLARKE


---------------------------------------------

This 10th day of December 2004

                                   EXHIBIT A
                       TO EXECUTIVE EMPLOYMENT AGREEMENT
                  BETWEEN NATCO GROUP INC. AND JOHN U. CLARKE

Employee Name:                      John U. Clarke

Term:                               Approximately three years (expires
                                    December 31, 2007)

Position:                           Chairman of the Board of Directors and Chief
                                    Executive Officer of NATCO Group Inc.;
                                    Chief Executive Officer of National Tank
                                    Company

Reporting Relationship:             NATCO Group Inc. Board of Directors

Location:                           Houston, Texas

Annual Base Salary:                 Employee's annual base salary shall not be
                                    less than $396,000.

Bonus: Employee will be eligible to participate in the 2005 NATCO Group Inc. Annual Bonus Plan or any appropriate replacement bonus plan of Company or National Tank Company. All bonuses are discretionary and shall be paid in accordance with the terms and provisions of the applicable plan. The annual targeted incentive is 75% of the annual base salary.

                                    In consideration of Employee's service as interim CEO and acceptance of a permanent position with Company, Employee shall receive a one-time bonus payment of $100,000 on January 10, 2005.

Long Term Incentives:
                                    o   57,000 shares of non-performance based
                                        restricted stock, with restrictions
                                        lapsing after 3 years of service,
                                        subject to earlier lapse on Change of
                                        Control, death or disability, grant
                                        date January 5, 2005
                                    o   22,000 shares of performance based
                                        restricted stock, with restrictions
                                        lapsing upon achievement of $1.00 EPS as
                                        provided in, and having terms similar
                                        to, 9/9/04 grants to other senior
                                        officers, grant date December 7, 2004
                                    o   Nonqualified Stock Options to acquire
                                        up to 39,500 shares having terms
                                        similar to 9/9/04 grants to other
                                        senior officers, grant date December 7,
                                        2004
                                        43,000 shares of performance based
                                    o   restricted stock, with restrictions
                                        lapsing after the Company's stock has
                                        traded @ $12.00/share or more for 30
                                        consecutive trading days, expiring
                                        after 5 years if restrictions do
                                        not lapse prior to such time, grant
                                        date January 5, 2005
                                    o   Employee is eligible to participate in
                                        any long-term incentive plans as
                                        recommended and approved by the Board
                                        of Directors of NATCO Group Inc. In the
                                        event of a Change of Control as defined
                                        in Article 3, Section 3.6(e),
                                        accelerated vesting shall occur on the
                                        Change of Control date for all unvested
                                        options under any award grants that
                                        have not otherwise expired.

Vacation Benefits:                  Employee shall receive four weeks of
                                    vacation per year accrued on a bi-weekly basis.

Permitted Activities:               Authorized to continue to participate on
                                    Board of Director assignments with Houston
                                    Exploration Company, Harvest Natural
                                    Resources, Inc. and FuelQuest, provided that there are no conflicts of interest as determined by the NATCO Group Inc. Audit
                                    Committee.